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Exhibit 5.1

OPINION OF PORTER & HEDGES, L.L.P.

PORTER & HEDGES, L.L.P.
ATTORNEYS AND COUNSELORS AT LAW

1000 MAIN STREET, 36TH FLOOR
HOUSTON, TEXAS 77002-6336

August 14, 2006

Cameron International Corporation
1333 West Loop South
Houston, TX 77027

Ladies and Gentlemen

        We have acted as counsel to Cameron International Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (i) $500,000,000 aggregate principal amount of 2.50% Convertible Senior Debentures Due 2026 (the "Notes") issued pursuant to an Indenture dated as of May 23, 2006 (the "Indenture") among the Company and SunTrust Bank, as trustee (the "Trustee"), and (ii) such indeterminate number of shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes (the "Conversion Shares"), at a conversion rate of approximately 14.1328 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The Notes and Conversion Shares may be sold by the selling securityholders specified from time to time pursuant to Rule 415 of the Act in the Registration Statement and the prospectus forming a part thereof.

        We have examined those records, statutes and documents as we have deemed necessary, including but not limited to (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (ii) the corporate proceedings of the Company, and (iii) the Indenture.

        As to certain questions of fact material to our opinions that we have not independently established, we have relied upon certificates from officers of the Company and upon certificates of public officials.

        In rendering the following opinions, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee and (vii) the Notes have been duly authenticated by the Trustee.

        Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated below, we are of the opinion that:

        1.     The Notes constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and are enforceable against the Company in accordance with their terms.

        2.     The Conversion Shares have been duly authorized and reserved for issuance and, when the Conversion Shares are issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

        The opinions expressed above are subject in all respects to the assumptions, exceptions and qualification set forth herein:

        a.     The enforceability of the Notes may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Such principles of equity include, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and also to the possible unavailability of specific performance or injunctive relief.

        We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included as a part of the Registration Statement.

        This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,
/s/ PORTER & HEDGES, L.L.P.
PORTER & HEDGES, L.L.P.

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  Exhibit 5.1